Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

DIEBOLD NIXDORF, INCORPORATED

FIRST: The name of the Corporation is Diebold Nixdorf, Incorporated (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: (a) The total number of shares of stock that the Corporation shall have authority to issue is 47,000,000, consisting of 45,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 2,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

(b) The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to Delaware Law (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; provided, however, that the Board of Directors is authorized to provide for the issuance of shares of Preferred Stock solely in order to implement a shareholders’ rights plan. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

(c) Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

(d) The Corporation may not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”); provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under such Section 1123(a)(6) of the Bankruptcy Code nor after such Section 1123(a)(6) of the Bankruptcy Code no longer applies to the Corporation, and (ii) may be amended or eliminated in accordance with applicable laws as from time to time may be in effect.

FIFTH: (a) The Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”) without any action on the part of the shareholders.

(b) The shareholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

SIXTH: (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(b) Subject to the rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, the number of Directors shall be fixed from time to time exclusively by the Board of Directors.

(c) The Directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

(d) There shall be no cumulative voting in the election of Directors. Election of Directors need not be by written ballot unless the Bylaws so provide.

(e) A majority of the total number of Directors that the Corporation would have if there were no vacancies on the Board of Directors shall constitute a quorum for all purposes at any meeting of the Board of Directors, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the Directors present at any meeting at which a quorum is present.

(f) Subject to the rights of the holders of any series of Preferred Stock then outstanding, upon the happening of any vacancy in the membership of the Board of Directors, whether by death, resignation, disqualification, removal from office, increase in the authorized number of Directors without the filling of such new position or otherwise, such vacancy shall, unless otherwise required by law, this Certificate of Incorporation or by resolution of the Board of Directors, be filled only by a majority vote of the remaining Directors then in office, though less than a quorum (and not by shareholders; provided that a vacancy resulting from a removal from office shall be filled only by the shareholders and not by the Directors), and Directors so chosen shall serve for the unexpired term, or, in the case of a newly created Directorship, for a term which shall expire contemporaneously with the terms of Directors then qualified and serving. No decrease in the authorized number of Directors shall shorten the term of any incumbent Director.

(g) Advance notice of shareholder nominations for the election of Directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

(h) Subject to the rights of the holders of any series of Preferred Stock then outstanding, the removal of any Directors shall require the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class.

SEVENTH: (a) An annual meeting of shareholders, for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, or by such means of remote communication, and on such date, and at such time as the Board of Directors shall fix.

(b) Subject to the rights of the holders of any series of Preferred Stock to elect additional Directors under specific circumstances or to consent to specific actions taken by the Corporation, an action required or permitted to be taken by the shareholders of the Corporation at an annual or special meeting of shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of Delaware Law.

(c) Special meetings of shareholders may be called only by the Chair of the Board, the Chief Executive Officer, the President or by the Board of Directors.

EIGHTH: In furtherance, and not in limitation, of the general powers conferred upon the Corporation by Delaware Law, and the general and particular powers conferred by this Certificate of Incorporation, and only for the purpose of defining, limiting and prescribing the manner in which the authority and powers of the Corporation, in certain instances, may or shall be exercised, and defining the powers of the Directors and shareholders, in certain instances, as among themselves, and to make certain other provisions concerning the Directors and shareholders, it is expressly provided:

(a) Meetings of Directors or shareholders may be held either within or without the State of Delaware and/or by means of remote communication, subject to any conditions or restrictions that may be prescribed by the Bylaws.

(b) The Corporation shall have power to purchase or to redeem shares of the Corporation, of any class at any time issued by the Corporation and upon any occasion outstanding, to any extent, for any purpose, upon any occasion, in any manner and for any consideration determined by the Corporation and permitted, or not expressly and specifically prohibited, by law.

(c) The Corporation shall not, upon any occasion of the declaration, issuance and distribution of a dividend payable in shares, or any other occasion of issuance, exchange or transfer of shares, or certificates thereof, issue any certificates for fractions of shares; but all such fractions to which any shareholder might otherwise be entitled in connection with any such declaration, issuance, distribution or exchange shall be eliminated and disposed of by such method provided in Section 155 of Delaware Law.

NINTH: To the fullest extent permitted by Delaware Law, no Director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director or officer. Any amendment, repeal or elimination of this Article NINTH, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article NINTH, shall not affect its application with respect to an act or omission by a Director or officer occurring before such amendment, adoption, repeal or elimination. Solely for purposes of this paragraph, “officer” shall have the meaning provided in Section 102(b)(7) of Delaware Law, as amended from time to time.

TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by Delaware Law and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, and the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal this Article TENTH, Article FIFTH, Article SIXTH, Paragraph B of Article SEVENTH, Article NINTH, Article ELEVENTH or Article TWELFTH.

ELEVENTH: The Corporation expressly elects not to be governed by Section 203(a) of Delaware Law.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims shall be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware). For purposes of this Certificate of Incorporation, the term “Internal Corporate Claims” shall mean claims, including claims in the right of the Corporation, brought by a shareholder (including a beneficial owner) (i) that are based upon a violation of a duty by a current or former Director or officer or shareholder in such capacity or (ii) as to which Delaware Law confers jurisdiction upon the Court of Chancery of the State of Delaware. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America.

THIRTEENTH: The incorporator is Jonathan Leiken, whose mailing address is 50 Executive Parkway, Hudson OH 44236.

FOURTEENTH: This Certificate of Incorporation shall become effective on August 11, 2023, at 12:01 a.m. Eastern Time.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true and that provision for the making of this Certificate of Incorporation is contained in a decree or order of a court or judge having jurisdiction of a proceeding under Chapter 11 of Title 11 of the United States Code and has been approved and adopted in accordance with Section 303 of Delaware Law, and, accordingly, have hereto set my hand this 10th day of August, 2023.

By:	/s/ Jonathan B. Leiken
Name: Jonathan B. Leiken
Title: Incorporator